NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2013

(LA JOLLA, CALIFORNIA) - November 12, 2013 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $479.4 million ($21.08 per share) at September 30, 2013, compared to $454.2 million ($19.97 per share) at June 30, 2013 and $473.2 million ($20.82 per share) at December 31, 2012. Reported book value per share attributable to PICO shareholders increased by $0.26, or 1.2%, during the first nine months of 2013.

NET BOOK VALUE

The following table is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities (in millions):

SEGMENT	NET BOOK VALUE
	9/30/13	12/31/12	Change
Water Resource and Water Storage Operations	$203.2	$220.5	$(17.3)
Real Estate Operations	136.6	112.3	24.3
Agribusiness Operations	59.5	59.3	0.2
Corporate	80.1	81.1	(1.0)
Shareholders’ Equity	$479.4	$473.2	$6.2

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development and water storage business with assets in Nevada, Arizona, Colorado, and New Mexico;

•
a 57.7% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in Northern California and the Puget Sound area of Washington State; and

•	an 88% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, which operates a canola seed crushing plant in Hallock, Minnesota.

FIRST NINE MONTHS SEGMENT RESULTS OF OPERATIONS

For the first nine months of 2013, PICO reported a net loss of $14.5 million ($0.64 per share), compared to a net loss of $25.6 million ($1.13 per share) in the first nine months of 2012. Our first nine months segment results of operations are (in thousands):

	2013	2012
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$25,542	$2,900
Real Estate Operations	63,641	28,998
Agribusiness Operations	139,788	51,768
Enterprise Software	13,649
Corporate	26,180	1,935
Total Revenue	$268,800	$85,601

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:

Water Resource and Water Storage Operations	$737	$(4,537)
Real Estate Operations	(2,701)	(1,519)
Agribusiness Operations	(20,691)	(9,159)
Enterprise Software	(5,281)
Corporate	11,610	(11,056)
Loss before taxes	$(16,326)	$(26,271)
Income tax benefit (provision)	(2,739)	1,477
Equity in loss of unconsolidated affiliate	(89)
Loss from discontinued operations, net of income taxes		(2,668)
Loss attributable to noncontrolling interests	4,636	1,869
Net Loss	$(14,518)	$(25,593)

THIRD QUARTER SEGMENT RESULTS OF OPERATIONS

For the third quarter of 2013, PICO reported net income of $8.2 million ($0.36 per diluted share), compared to a net loss of $5.3 million ($0.23 per share) in the third quarter of 2012. Our third quarter segment results of operations are (in thousands):

	2013	2012
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$510	$1,089
Real Estate Operations	23,712	23,585
Agribusiness Operations	55,308	42,084
Enterprise Software	4,402
Corporate	22,854	608
Total Revenue	$106,786	$67,366

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:

Water Resource and Water Storage Operations	$(1,799)	$(1,559)
Real Estate Operations	(231)	2,237
Agribusiness Operations	(2,216)	(6,105)
Enterprise Software	(2,572)
Corporate	17,664	(3,307)
Income (loss) before taxes	$10,846	$(8,734)
Income tax benefit (provision)	(3,637)	403
Equity in loss of unconsolidated affiliate	(89)
Income from discontinued operations, net of income taxes		1,939
Loss attributable to noncontrolling interests	1,046	1,127
Net Income (Loss)	$8,166	$(5,265)

PICO’s President and Chief Executive Officer, John Hart, commented on developments in 2013 to date:

Third Quarter Results

“In September, our 73%-owned enterprise software subsidiary, Spigit, Inc., combined with Mindjet, Inc., in which PICO now holds common stock and preferred stock, with a 29% voting interest and the transaction contributed $15.2 million in income before taxes and the carrying value of our investment in Mindjet at September 30, 2013 was $22.6 million.

“In July, UCP, Inc. completed an IPO and its shares began trading on the New York Stock Exchange under the ticker symbol “UCP.” Following the IPO, UCP is a stand-alone public company, 57.7% owned by PICO, and will be filing its own quarterly and annual reports with the SEC and reporting its own financial results. As a result of the IPO, we recorded a $14.7 million increase in Shareholders’ Equity, and increased the carrying value of our investment in UCP by the same amount, reflecting the fact that the investors in the IPO paid a higher price per share than PICO’s book value for UCP prior to the IPO.

Real Estate Operations Segment

“For the first nine months of 2013, UCP generated revenues of $63.1 million and gross margin of $15.6 million from the sale of 131 homes and 138 lots in California and Puget Sound, Washington, including revenues of $23.6 million and gross margin of $5.7 million from the sale of 62 homes and 30 lots during the third quarter. UCP’s homebuilding revenues have grown from $8.3 million in 2011, to $14.1 million in 2012, to $46.6 million in the first nine months of 2013.

“The IPO has provided UCP with adequate capital to maximize the value of the land it acquired during the financial crisis, and continue the rapid growth of its homebuilding operations. The additional capital will provide for greater value creation than would have been possible had UCP remained 100% owned by PICO. The listing also provides PICO’s remaining ownership with much more visible value and liquidity. At September 30, 2013, the market value of our interest in UCP exceeded our carrying value of UCP by $31.9 million.

Water Resource and Water Storage Segment

“The improvement in the housing market in Nevada and Arizona is resulting in an increase in the level of activity at Vidler.

“The result for the first nine months of 2013 includes the sale of 1,021 acres of land and the related 3,063 acre-feet of groundwater rights in Arizona's Harquahala Valley to two golf courses for $10 million, which generated gross margin of
$6.3 million, and the sale of Vidler’s two farm properties in Idaho for $13.7 million, which generated gross margin of $763,000. The sale of the Idaho farm properties releases capital for the PICO group to redeploy into other projects with higher, near term, expected returns.

“As previously announced, Lincoln County Water District and Vidler have entered into an option agreement to sell up to
7,240 acre-feet of water rights to be utilized by the planned Toquop Power Generation Plant in southern Lincoln County, Nevada, at a price of $12,000 per acre-foot. Toquop Power, which is planning a 1,100 megawatt natural gas-fired electricity generation plant, has until November 30, 2014 to exercise the option. If and when the option is exercised, the sale of the water rights is scheduled to close by December 31, 2014. The quantity of water which the plant will require is expected to be determined later this year.

Agribusiness Segment

“During the third quarter of 2013, Northstar Agri Industries sold $55.3 million of canola oil and canola meal, and incurred a segment loss of $2.2 million. Northstar’s results improved as the third quarter progressed, and the plant was profitable in the month of September. For the first nine months of 2013, Northstar sold $139.8 million of canola oil and canola meal, and generated a segment loss of $20.7 million.

“Market conditions, which put pressure on crush margins from the plant’s start-up in 2012, have improved in recent months.

“During 2012 and the first part of 2013, canola crush margins were at ten-year lows, due to a “perfect storm”. First, the cost of procuring canola seed was inflated by tight supplies due to two successive below-forecast crops. Second, production and supplies of soy and palm oil were robust. These vegetable oils are alternatives to canola oil, and adequate supplies meant that canola processors were unable to pass on the canola procurement cost increases. Following a generally successful planting season and good spring growing conditions, the price of canola seed began to ease during the summer months. Margins stabilized in June, and began to rise late in the second quarter and in the third quarter, which contributed to the gross crush margin improving to $6.4 million in the third quarter of 2013, compared to negative $1.3 million in the first six months of 2013. However, gross crush margins remained below historical averages as inventories of high cost seed were worked through.

“Operationally, we are pleased with the plant’s performance. We achieved a daily production record of 1,403 U.S. tons in September. As currently configured, we believe that the plant is capable of producing more than 1,300 U.S. tons daily on a sustained basis. The volume of canola seed crushed was 97,817 U.S. tons in the third quarter of 2013, compared to 71,374 U.S. tons in the second quarter, and 68,933 U.S. tons in the first quarter.”

OTHER INFORMATION

At September 30, 2013, PICO Holdings, Inc. had a market capitalization of $492.7 million, and 22,745,079 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including the expected results of our business segments, the timing of anticipated milestones or events, UCP's capital needs, growth and future financial prospects, Vidler's income and ability to redeploy capital into projects with higher returns, seed supply conditions for Northstar Agri Industries over the next year, and related anticipated economic and market conditions are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil, the availability and pricing of canola seed and alternatives and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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